UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 2)*

Under the Securities Exchange Act of 1934

EP Energy Corporation

(Name of Issuer)

Class A Common Stock, par value $0.01 per share

(Title of Class of Securities)

268785102

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 268785102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Investment Fund VII, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 28,845,236 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 28,845,236 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 28,845,236 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 11.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Overseas Partners (Delaware 892) VII, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 10,979,018 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,979,018 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,979,018 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 4.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AOP VII (EPE Intermediate), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 15,348,748 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 15,348,748 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 15,348,748 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 6.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

1	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Investment Fund (PB) VII, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,125,106 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,125,106 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,125,106 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.4%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

1	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ANRP (EPE Intermediate), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 930,995 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 930,995 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 930,995 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.4%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

1	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ANRP (Corp AIV), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 5,324,350 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 5,324,350 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,324,350 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 2.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

1	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). EPE Domestic Co-Investors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,502,137 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,502,137 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,502,137 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

1	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). EPE Overseas Co-Investors (FC), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 2,376,560 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 2,376,560 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,376,560 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

1	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). EPE 892 Co-Investors I, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 19,360,762 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 19,360,762 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 19,360,762 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 7.6%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

1	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). EPE 892 Co-Investors II, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,115,036 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,115,036 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,115,036 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

1	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). EPE 892 Co-Investors III, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 9,539,400 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 9,539,400 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,539,400 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.7%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

1	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Commodities Management, L.P. with respect to Series I

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 43,149,240 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 43,149,240 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 43,149,240 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 16.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

1	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Commodities Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 43,149,240 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 43,149,240 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 43,149,240 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 16.9%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 268785102

1	Name* of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). EPE Acquisition Holdings, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 36,893,895 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 36,893,895 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 36,893,895 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 268785102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management VII, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 93,192,003 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 93,192,003 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 93,192,003 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 36.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIF VII Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 93,192,003 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 93,192,003 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 93,192,003 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 36.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 268785102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 93,192,003 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 93,192,003 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 93,192,003 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 36.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 93,192,003 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 93,192,003 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 93,192,003 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 36.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 268785102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 99,447,348 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 99,447,348 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 99,447,348 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 39.2%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 268785102

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 99,447,348 shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 99,447,348 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 99,447,348 shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 39.2%

12	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer EP Energy Corporation
(b)	Address of Issuer’s Principal Executive Offices 1001 Louisiana Street Houston, Texas 77002

Item 2.
(a)

Name of Person Filing
This statement is filed by (collectively, the “Reporting Persons”): (i) Apollo Investment Fund VII, L.P. (“AIF VII”), (ii) Apollo Overseas Partners (Delaware 892) VII, L.P. (“AOP (Delaware 892)”), (iii) AOP VII (EPE Intermediate), L.P. (“AOP Intermediate”), (iv) Apollo Investment Fund (PB) VII, L.P. (“AIF (PB) VII”), (v) ANRP (EPE Intermediate), L.P. (“ANRP Intermediate”), (vi) ANRP (Corp AIV), L.P. (“ANRP (Corp AIV)”), (vii) EPE Domestic Co-Investors, L.P. (“Domestic Co-Investors”), (viii) EPE Overseas Co-Investors (FC), L.P. (“Overseas Co-Investors”), (ix) EPE 892 Co-Investors I, L.P. (“Co-Investor I”), (x) EPE 892 Co-Investors II, L.P. (“Co-Investor II”), (xi) EPE 892 Co-Investors III, L.P. (“Co-Investor III”), (xii) Apollo Commodities Management, L.P., with respect to Series I (“Commodities Management”), (xiii) Apollo Commodities Management GP, LLC (“Commodities GP”), (xiv) EPE Acquisition Holdings, LLC (“Acquisition Holdings”), (xv) Apollo Management VII, L.P. (“Management VII”), (xvi) AIF VII Management, LLC (“AIF VII LLC”), (xvii) Apollo Management, L.P. (“Apollo Management”), (xviii) Apollo Management GP, LLC (“Management GP”), (xix) Apollo Management Holdings, L.P. (“Management Holdings”), and (xx) Apollo Management Holdings GP, LLC (“Management Holdings GP”).

AIF VII, AOP (Delaware 892), AOP Intermediate, AIF (PB) VII, ANRP Intermediate, ANRP (Corp AIV), Domestic Co-Investors, Overseas Co-Investors, Co-Investor I, Co-Investor II, and Co-Investor III (collectively, the “Apollo Funds”) each hold shares of the Issuer.  Management VII is the manager of AIF VII, AOP (Delaware 892), AOP Intermediate, and AIF (PB) VII.  Commodities Management is the manager of ANRP Intermediate and ANRP (Corp AIV). Acquisition Holdings is the general partner of Domestic Co-Investors, Overseas Co-Investors, Co-Investor I, Co-Investor II, and Co-Investor III. Management VII and Commodities Management are the members and managers of Acquisition Holdings.  AIF VII LLC is the general partner of Management VII.  Apollo Management is the sole member and manager of AIF VII LLC, and Management GP is the general partner of Apollo Management. Commodities GP is the general partner of Commodities Management.  Management Holdings is the sole member and manager of Management GP and Commodities GP.  Management Holdings GP is the general partner of Management Holdings.

(b)

Address of Principal Business Office or, if none, Residence
The principal office of each of AIF VII, AOP (Delaware 892), AOP Intermediate, AIF (PB) VII, Domestic Co-Investors, Co-Investor I, Co-Investor II, and Co-Investor III is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of Overseas Co-Investors is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town, Grand

Cayman KY1-9005, Cayman Islands.  The principal office of ANRP Intermediate, ANRP (Corp AIV), Commodities Management, Commodities GP, Acquisition Holdings, Management VII, AIF VII LLC, Apollo Management, Management GP, Management Holdings, and Management Holdings GP is 9 West 57th St., 43rd Floor, New York, New York 10019.

(c)

Citizenship
AIF VII, AOP (Delaware 892), AOP Intermediate, AIF (PB) VII, ANRP Intermediate, ANRP (Corp AIV), Domestic Co-Investors, Co-Investor I, Co-Investor II, Co-Investor III, Management VII, Commodities Management, Apollo Management, and Management Holdings are each Delaware limited partnerships.  Overseas Co-Investors is an exempted limited partnership registered in the Cayman Islands.  Commodities GP, Acquisition Holdings, AIF VII LLC, Management GP, and Management Holdings GP are each Delaware limited liability companies.

(d)	Title of Class of Securities Class A Common Stock, par value $0.01 per share (the “common stock”)
(e)	CUSIP Number 268785102

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.
Item 4.	Ownership.
(a) Amount beneficially owned:

AIF VII	28,845,236
AOP (Delaware 892)	10,979,018
AOP Intermediate	15,348,748
AIF (PB) VII	1,125,106
ANRP Intermediate	930,995
ANRP (Corp AIV)	5,324,350
Domestic Co-Investors	2,502,137
Overseas Co-Investors	2,376,560
Co-Investor I	19,360,762
Co-Investor II	3,115,036
Co-Investor III	9,539,400
Commodities Management	43,149,240
Commodities GP	43,149,240
Acquisition Holdings	36,893,895
Management VII	93,192,003
AIF VII LLC	93,192,003
Apollo Management	93,192,003
Management GP	93,192,003
Management Holdings	99,447,348
Management Holdings GP	99,447,348

Each of the Apollo Funds disclaims beneficial ownership of the shares of the Issuer’s common stock held of record by any of the other Apollo Funds, and each of Acquisition Holdings, Commodities Management, Commodities GP, Management VII, AIF VII LLC, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris, and Rowan, the managers, as well as executive officers, of Management Holdings GP, disclaim beneficial ownership of all of the shares of common stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

AIF VII	11.3%
AOP (Delaware 892)	4.3%
AOP Intermediate	6.0%
AIF (PB) VII	0.4%
ANRP Intermediate	0.4%
ANRP (Corp AIV)	2.1%
Domestic Co-Investors	1.0%
Overseas Co-Investors	0.9%
Co-Investor I	7.6%
Co-Investor II	1.0%
Co-Investor III	3.7%
Commodities Management	16.9%
Commodities GP	16.9%
Acquisition Holdings	14.5%
Management VII	36.5%
AIF VII LLC	36.5%
Apollo Management	36.5%
Management GP	36.5%
Management Holdings	39.2%
Management Holdings GP	39.2%

The percentage amounts are based on 255,030,035 shares of common stock outstanding as of October 31, 2019, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 12, 2019.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons.
	(ii)	Shared power to vote or to direct the vote:

AIF VII	28,845,236
AOP (Delaware 892)	10,979,018
AOP Intermediate	15,348,748
AIF (PB) VII	1,125,106
ANRP Intermediate	930,995

ANRP (Corp AIV)	5,324,350
Domestic Co-Investors	2,502,137
Overseas Co-Investors	2,376,560
Co-Investor I	19,360,762
Co-Investor II	3,115,036
Co-Investor III	9,539,400
Commodities Management	43,149,240
Commodities GP	43,149,240
Acquisition Holdings	36,893,895
Management VII	93,192,003
AIF VII LLC	93,192,003
Apollo Management	93,192,003
Management GP	93,192,003
Management Holdings	99,447,348
Management Holdings GP	99,447,348

(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons.
(iv)	Shared power to dispose or to direct the disposition of:

AIF VII	28,845,236
AOP (Delaware 892)	10,979,018
AOP Intermediate	15,348,748
AIF (PB) VII	1,125,106
ANRP Intermediate	930,995
ANRP (Corp AIV)	5,324,350
Domestic Co-Investors	2,502,137
Overseas Co-Investors	2,376,560
Co-Investor I	19,360,762
Co-Investor II	3,115,036
Co-Investor III	9,539,400
Commodities Management	43,149,240
Commodities GP	43,149,240
Acquisition Holdings	36,893,895
Management VII	93,192,003
AIF VII LLC	93,192,003
Apollo Management	93,192,003
Management GP	93,192,003
Management Holdings	99,447,348
Management Holdings GP	99,447,348

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.
Item 8.	Identification and Classification of Members of the Group.
Not applicable.
Item 9.	Notice of Dissolution of Group.
Not applicable.
Item 10.	Certification.
Not applicable.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2020

APOLLO INVESTMENT FUND VII, L.P.

By:	Apollo Management VII, L.P.
its manager

	By:	AIF VII Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO OVERSEAS PARTNERS
(DELAWARE 892) VII, L.P.

By:	Apollo Management VII, L.P.
its manager

	By:	AIF VII Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

AOP VII (EPE INTERMEDIATE), L.P.

By:	Apollo Management VII, L.P.
its manager

	By:	AIF VII Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO INVESTMENT FUND (PB) VII, L.P.

By:	Apollo Management VII, L.P.
its manager

	By:	AIF VII Management, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

ANRP (EPE INTERMEDIATE), L.P.

By:	Apollo Commodities Management, L.P.
(with respect to Series I)
its manager

	By:	Apollo Commodities Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

ANRP (CORP AIV), L.P.

By:	Apollo Commodities Management, L.P.
(with respect to Series I)
its manager

	By:	Apollo Commodities Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

EPE DOMESTIC CO-INVESTORS, L.P.

By:	EPE Acquisition Holdings, LLC
its manager

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

EPE OVERSEAS CO-INVESTORS (FC), L.P.

By:	EPE Acquisition Holdings, LLC
its manager

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

EPE 892 CO-INVESTORS I, L.P.

By:	EPE Acquisition Holdings, LLC
its manager

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

EPE 892 CO-INVESTORS II, L.P.

By:	EPE Acquisition Holdings, LLC
its manager

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

EPE 892 CO-INVESTORS III, L.P.

By:	EPE Acquisition Holdings, LLC
its manager

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO COMMODITIES MANAGEMENT, L.P.
(with respect to Series I)

By:	Apollo Commodities Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO COMMODITIES MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

EPE ACQUISITION HOLDINGS, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AIF VII MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President